EXHIBIT 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

HOLLYWOOD CREATIONS, INC.

CONVERTIBLE PROMISSORY NOTE

$216,666.67                                                                                     __________ __, 2010

FOR VALUE RECEIVED, Hollywood Creations, Inc., a Delaware corporation (the “Company”) promises to pay to Quepasa Corporation or its registered assigns (the “Investor”), in lawful money of the United States of America the principal sum of Two Hundred Sixteen Thousand Six Hundred Sixty-Six Dollars and 67/100 ($216,666.67), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to six percent (6%) per annum, or, upon the occurrence and continuance of an Event of Default, at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of three hundred sixty five (365) days.  All unpaid principal, together with any then unpaid and accrued interest, in each case that has not otherwise been converted into equity securities pursuant to Section 4, and other amounts payable hereunder, shall be due and payable on the earlier of (i) __________ __, 2011 (the “Maturity Date”), or (ii) when, upon the occurrence of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof (each a “Payment Event”).  This Note is one of the “Notes” issued pursuant to that certain Note Purchase Agreement (the “Purchase Agreement”) by and between the Company and the Investor dated September 20, 2010 and is subject to the conditions thereof.

The following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees:

1.      Payments.

(a)           Interest.  Unless converted into the Company’s equity securities pursuant to the terms hereof, accrued interest on this Note shall be payable upon the occurrence of a Payment Event.

(b)           Voluntary Prepayment.  This Note may not be prepaid without the written consent of the Investor.

(c)           Mandatory Prepayment.  In the event of a Change of Control, an amount equal to one and one half (1.5) times the outstanding principal amount of this Note plus all accrued and unpaid interest, in each case that has not otherwise been converted into equity securities pursuant to Section 4, shall be due and payable immediately prior to the closing of such Change of Control.

2.           Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a)           Failure to Pay.  The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within ten (10) business days after the due date; or

(b)           Breaches of Covenants.  The Company shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for twenty (20) business days after the earlier of (i) an officer of the Company gaining knowledge of such breach or (ii) the Company’s receipt of written notice to the Company of such failure; or

(c)           Representations and Warranties.  Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Investor in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to the Investor to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vi) take any action for the purpose of effecting any of the foregoing; or

(e)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

(f)           Judgments.  A final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its Subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

        3.           Rights of the Investor upon Default.  Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(d) or 2(e)) and at any time thereafter, the Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding.  Upon the occurrence of any Event of Default described in Sections 2(d) and 2(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence of any Event of Default, the Investor may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.           Conversion.

(a)           Automatic Conversion.  If a Qualified Financing occurs on or prior to the Maturity Date, then the outstanding principal amount of this Note and all accrued and unpaid interest hereon shall automatically convert into fully paid and nonassessable shares of the Preferred Stock issued in such Qualified Financing at the Conversion Price.

(b)           Voluntary Conversion if a Qualified Financing Does Not Occur.  If no Qualified Financing occurs on or prior to the Maturity Date, then at the option of the Investor, the outstanding principal amount of this Note and all accrued and unpaid interest hereon shall be convertible into fully paid and nonassessable shares of the Company’s Common Stock at a conversion price per share equal to the fair market value of the Common Stock at the time of the Conversion Notice.  For purposes of this Section 4(b), the fair market value of the Common Stock shall mean a price per share equal to 80% of the most recent price paid for Common Stock sold by the Company in an arm’s length private transaction; provided, however, that if no such transactions have occurred, the fair market value of the Common Stock shall mean a price per share equal to 80% of the average of (i) the amount reasonably determined by a qualified independent appraiser who shall be selected in good faith by the Board of Directors of the Company and (ii) the amount reasonably determined by a qualified independent appraiser who shall be selected in good faith by the Investor; such appraisals shall be completed within thirty (30) days of the Conversion Notice.  Each of the Company and the Investor shall bear its own costs in connection with any appraisals obtained pursuant to this Section 4(b).

(c)           Conversion Procedure.

(i)      Conversion Pursuant to Section 4(a).  If this Note is to be automatically converted, written notice shall be delivered to the Investor at the address last shown on the records of the Company for the Investor or given by the Investor to the Company for the purpose of notice, notifying the Investor of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon such Investor to surrender to the Company, in the manner and at the place designated, the Note.  Upon such conversion of this Note, the Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers participating in the Qualified Financing, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a lock-up agreement inconnection with an initial public offering similar in substance and form to the same agreements executed by the executive officers of the Company; provided, however, in no event shall such lock-up period exceed one hundred eighty (180) days). The Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon the closing of the Qualified Financing, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.  The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to the Investor for any cash amounts payable as described in Section 4(c)(iii).  Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)      Conversion Pursuant to Section 4(b).  Before the Investor shall be entitled to convert this Note into shares of Common Stock, the Investor shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice (the “Conversion Notice”)  to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(b), and shall state therein the amount of the unpaid principal amount of this Note to be converted. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which the Investor shall be entitled upon such conversion, including a check payable to the Investor for any cash amounts payable as described in this Section 4(c)(iii).  Any conversion of this Note pursuant to Section 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c)(ii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iii)                 Fractional Shares; Interest; Effect of Conversion.  No fractional shares shall be issued upon conversion of this Note.  In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, the Company shall pay to such Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence.  In addition, to the extent not converted into shares of capital stock, the Company shall pay to such Investor any interest accrued on the amount converted and on the amount to be paid to the Company pursuant to the previous sentence.  Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d)           Notices of Record Date.  In the event of:

(i)      any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)      any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii)                 any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

5.               Definitions.  As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” shall have the same meaning as the term “Liquidation Event” as such term is defined in the Charter.

“Charter” shall mean the Company’s Certificate of Incorporation, dated as of August 2, 2010, as may be amended from time to time.

“Conversion Notice” has the meaning given in Section 4(c)(ii) hereof.

“Conversion Price” shall mean a price per share equal to the lower of (i) 80% of the price per share paid by the other purchasers of the Preferred Stock sold in the Qualified Financing or (ii) the amount obtained by dividing (A) $5,000,000 by (B) the number of shares of the Company’s capital stock outstanding immediately prior to the Qualified Financing (assuming full conversion and exercise of all convertible and exercisable securities then outstanding (except for the Notes), and including any shares reserved for future issuance pursuant to an equity incentive or similar plan).

“Event of Default” has the meaning given in Section 2 hereof.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Notes” shall mean the convertible promissory notes issued pursuant to the Purchase Agreement by the Company.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean the Note Purchase Agreement, dated as of September 20, 2010 (as amended, modified or supplemented), by and among the Company and the Investor (as defined in the Purchase Agreement).

“Qualified Financing” shall mean a transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least Two Million Dollars ($2,000,000) (excluding all proceeds from the incurrence of indebtedness that is converted into such Preferred Stock, or otherwise cancelled in consideration for the issuance of such Preferred Stock) with the principal purpose of raising capital.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transaction Documents” shall mean this Note, each of the other Notes and the Purchase Agreement.

6.           Miscellaneous.

(a)           Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i)      Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)      With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect).  Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify the Investor that the Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 6(a) that the opinion of counsel for the Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify the Investor promptly after such determination has been made.  Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iii)                 Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

(b)           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investor.

(c)           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to the Investor in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation) or e-mail; (iv) one (1) business day after being deposited with an overnight courier service of recognized standing; or (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid.

(d)           Pari Passu Notes.  The Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes.

(e)           Payment.  Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f)           Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note and any excess payment shall be refunded.

(g)           Waivers.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h)           Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(i)           Waiver of Jury Trial; Judicial Reference.  By acceptance of this Note, the Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents.

(j)           Expenses; Attorneys’ Fees. If an action is instituted to enforce or collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by the Investor in connection with such action.

       (k)           Issue Tax.  The issuance of certificates for shares of equity securities upon conversion of this Note shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Investor whose Note which is being converted.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

Hollywood Creations, Inc. a Delaware corporation

By:
Name:
Title:

Quepasa Corporation

By:
Name:
Title:

(Signature Page to Hollywood Creations, Inc. Convertible Promissory Note)